Exhibit 5.1

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January 13, 2021

Novus Capital Corporation II

8556 Oakmont Lane

Indianapolis, IN 46260

Re:	Novus Capital Corporation II Registration Statement on Form S-1

Dear Sir/Madam:

We refer to the Registration Statement (the “Registration Statement”) filed by Novus Capital Corporation II, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the sale of up to 28,750,000 Units (the “Units”), each Unit consisting of (i) one share of the Company’s common stock (the “Common Stock”) and (ii) one Warrant, each warrant to purchase one share of Common Stock (the “Warrants”).

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, it is our opinion that:

i.	The shares of Common Stock included in the Units, when the Units are sold, paid for and issued; and the shares of Common Stock issuable upon exercise of the Warrants included in the Units, when sold, paid for and issued upon exercise of the Warrants and upon receipt of payment of the exercise price thereof, if applicable, in accordance with the respective terms thereof, will be duly and validly issued, fully paid and non-assessable.

Blank Rome LLP | blankrome.com

Novus Capital Corporation

January 13, 2021

ii.	The Warrants included in the Units when the Units are sold, paid for and issued, will be the valid and binding obligations of the Company.

iii.	The Units when issued will be valid and binding obligations of the Company.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP